EXHIBIT 8


                       AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT is made to the Consulting Agreement of July 1, 2003 between:

     STEPHEN STONHILL (hereinafter referred to as the "Consultant")

     -and-

     RENT SHIELD CORP., a company incorporated under the laws of the State of Florida (hereinafter referred to as "the Company")

AND WHEREAS the parties have entered into a Consulting Agreement dated July 1,2003 and whereas the parties have agreed to amend said July 1, 2003 as follows:

     Compensation shall be amended as follows:

     US$250,000.00 per year and not a percentage of revenues or profits.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their duly authorized signing officers.

Dated this 1st day of October 2003.

RENT SHIELD CORP.


Per:  /s/ Sandro Sordi                                    /s/ Stephen Stonhill
      --------------------                                --------------------
      Sandro Sordi                                        Stephen Stonhill
      I have authority to bind the company

                              CONSULTING AGREEMENT


     This Consulting Agreement (the "Consulting Agreement") made as of the 1st day of October, 2003, by and between Stephen Stonhill ("Consultant") and Rent Shield Corp., a Florida corporation (the "Company").

                                   WITNESSETH

     WHEREAS, the Company is in the Rental Insurance business; and

     WHEREAS, the Company requires and will continue to require consulting services relating to negotiating and obtaining Re Insurance Underwriting capacity between the Company and various Re Insurance Companies, and further requires assistance in the raising of additional Credit Insurance Products to support the underlying business activities of the Company, and

     WHEREAS, Consultant can provide the Company with the services required by Company and is desirous of performing such services for the Company; and

     WHEREAS,   the  Company  wishes  to  induce  Consultant  to  provide  these consulting services to the Company.

     1. APPONTMENT.

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as Executive Chairman upon the terms and conditions hereinafter set forth.

     2. TERM.

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on 31st day of October 2008, unless earlier terminated in accordance with paragraph 8 herein or extended to between the parties.

     3. SERVICES.

     During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning Re Insurance matters, supporting credit insurance products that may assist Company in maximizing it's goals, strategic planning, corporate organization and structure, contractual negotiations, and any and all other matters qualified by Consultant in connection with the operation of the businesses of the Company. Consultant agrees to provide, when possible, on a timely basis the following enumerated services plus any additional services contemplated thereby.

          (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's Re Insurance capacity, products and services;

          (b) The implementation of a marketing program to enable the Company to braden the markets for its services and promote the image of the Company and its products and services;

          (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company in maximizing it's ultimate objective;

          (d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

     4. DUTIES OF THE COMPANY.

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of ay data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all filings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

     5. COMPENSATION.

     The Company shall pay Consultant the sum of:

     i.   (a)   Consultant   shall  be  paid  Two  Hundred  and  Fifty  Thousand
          ($250,000.00) United States Dollars for the 1st year of this Agreement, paid in twelve equal monthly payments, paid on the first say of each morning, during the term of this Agreement; plus

          (b) Three Hundred and Fifty Thousand ($350,000.00) United States Dollars for 2nd year of this Agreement, paid in twelve equal monthly payments, paid on the first day of each month during the term of this Agreement; plus


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

          (c) For years Three (3), Four (4) and Five (5), Consultant shall be paid Two percent of the gross revenues of the Company as compensation for said services during said period.

     ii. Consultant in providing the foregoing services, shall be paid Five Thousand ($5,000.00) United States Dollars per month, over and above Consultants salary, as an allowance to cover costs incurred by Consultant in the performance of its duties as described herein. Any and all travel costs, including, without limitation, travel, lodging, telephone shall be paid by the Company directly. Said monies shall be paid to Consultant on the first day of each month during the term of this Agreement.

     iii. Consultant shall have a One Time Option to purchase Five (5%) Percent of all issued and outstanding common shares of the company at a price of US$1.68 per share. Said Option is exercisable by the Consultant at any time during the Term of this Agreement.

     iv. In addition, Consultant shall be paid all bonuses which the Board approves for any given year, during the term of this Agreement.

     6. REPRESENTATION AND INFEMNIFICATION.

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

     7. MISCELLANEOUS.

     Termination: This agreement may not be terminated by Company during the Term of this Agreement. Should Company wish to terminate this Agreement prior to the expiration date, the company shall pay to Consultant the balance then outstanding under the Agreement, with no right to set-off, said amount to be no-less than TWO MILLION UNITED STATES DOLLARS (US$2,000,000.00).

     Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in a writing signed by both Parties.


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

     Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address of facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment: This Consulting Agreement may not be transferred or assigned, without the written consent of the Parties hereto.

     Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Miami, Florida. The interpretation and the enforcement of this Agreement shall be governed by Florida law as applied to residents of the State of Florida relating to contracts executed in and to be performed solely within the State of Florida. In the event any dispute is arbitrated, the prevailing party (as determined by the arbiter(s)) shall be entitled to recover that party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

  RENT SHIELD CORP.



  By:  /s/ Hugh Forrest                        By: /s/ Stephen Stonhill
       ------------------------------              -----------------------------
       Hugh Forrest, COO                         Stephen Stonhill (Consultant)



  By:  /s/ David Sanderson
       ------------------------------
       David Sanderson, CFO



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